State of Delaware
Secretary of State
Division of Corporations
Delivered 09:28 AM 04/17/2023
FILED 09:28 AM 04/17/2023
SR 20231462285 - File Number 4461668

CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF STAGWELL INC.

Stagwell Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. This Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation (this "Amendment") has been duly adopted by the Board of Directors of the Corporation and approved by the Corporation's stockholders in accordance with the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation and Sections 228 and 242 of the General Corporation Law of the State of Delaware.

2. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding, immediately following the last sentence of Article IV, Section 1 thereof and immediately preceding Article IV, Section 2 thereof, the following:

> Immediately upon the filing and effectiveness of this Certificate of Amendment of the Certificate of Incorporation (the "Effective Time"), each share of Class B Common Stock issued and outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time (the "Old Class B Common Stock") shall automatically, and without further action on the part of the Corporation or the holders of capital stock of the Corporation, be reclassified as, and be converted into, 1.25 fully paid and nonassessable shares of Class A Common Stock (the "Reclassification"). There shall not be any fractional shares of Class A Common Stock issued in connection with the Reclassification and any fractional shares of Class A Common Stock to which a holder of Old Class B Common Stock would otherwise be entitled shall be rounded up to the nearest whole share of Class A Common Stock. Upon the Effective Time, each certificate and each book entry that, as of immediately prior to the Effective Time, represented shares of Old Class B Common Stock (as applicable, an "Old Certificate" or "Old Book Entry") shall thereafter represent that number of shares of Class A Common Stock into which such shares of Old Class B Common Stock represented by the Old Certificate or Old Book Entry shall have been reclassified and converted into pursuant to the Reclassification.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation on this 17th day of April, 2023.

STAGWELL INC.

By: ______________________________

Name: Edmund Graff
Title: Senior Vice President, Deputy General Counsel and Secretary